For Communications & Technology Growth Fund

For the year ended August 31, 1995                                   Exhibit 77C
File Number 811 - 4180



         A special meeting of shareholders of the PaineWebber Communications & Technology Growth Fund ("ComTech Fund"), a series of PaineWebber Olympus Fund,
("Trust") was held on August 11, 1995. At the meeting the following agreement was approved for ComTech Fund:


1) To consider an Agreement and Plan of Reorganization and Termination under which PaineWebber Growth Fund ("Growth Fund"), a series of the Trust, would acquire the assets of ComTech Growth Fund in exchange solely for shares of beneficial interest in Growth Fund and the assumption by Growth Fund of ComTech
Growth Fund's liabilities, followed by the distribution of those shares to the shareholders of ComTech Growth Fund.

The votes were as follows:


                        Shares Voting as a Single Class
           Shares               Shares                        Shares
         Voted For            Voted Against              Withhold Authority
         ---------            -------------              ------------------
         2,862,606              134,153                      194,523






For Growth Fund

For filing period ended August 31, 1995
File number 811-4180                                             Exhibit 77M



The Combined Proxy Statement and Prospectus (the "Proxy Statement") included in the Registrant's Registration Statement on Form N-14 filed with the Securities and Exchange Commission through EDGAR on June 5, 1995 (Accession No.0000950112-95-
001530: ) is
incorporated herein by reference in response to this Sub-Item. The transaction described in the Proxy Statement was consummated on August 18, 1995. Pursuant to state law, no vote of the Registrant's shareholders was required. Actions required by applicable state law, such as the registration of additional shares of the Registrant under certain Blue Sky laws, either have been or will be effected in accordance with such laws. The two other parties to the transaction, PaineWebber Blue Chip Growth Fund and PaineWebber Communications &
Technology
Growth Fund, series of PaineWebber Master Series,  Inc. and PaineWebber
Olympus
Fund, respectively. PaineWebber Master Series, Inc. and PaineWebber Olympus
Fund
do not intend to deregister with the Commission pursuant to the Investment Company Act of 1940, as amended, because each is comprised of another portfolio or portfolio which continue to operate.